Exhibit 10.1.1

ALVARIUM TIEDEMANN HOLDINGS, INC. 2022 STOCK INCENTIVE PLAN

NOTICE OF GRANT OF TIME-BASED RESTRICTED STOCK UNITS AND AWARD AGREEMENT

Alvarium Tiedemann Holdings, Inc., pursuant to its 2022 Stock Incentive Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”) this award of Restricted Stock Units. The Restricted Stock Units described in this Notice of Grant of Restricted Stock Units (the “Notice”) are subject to the terms and conditions set forth in the Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, capitalized terms used in this Notice and the Agreement will have the meanings defined in the Plan.

Participant:

Grant Date:

Total Number of Restricted Stock Units:

Vesting Conditions:	Subject to the continued service of the Participant through the applicable vesting date, the Restricted Stock Units shall vest as follows:

By signing below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Notice. This document may be executed, including by electronic means, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed a single instrument.

ALVARIUM TIEDEMANN HOLDINGS, INC.	PARTICIPANT

Sign	Sign
Name:	Name:
Title:	Date:
Date:

EXHIBIT A

TO NOTICE OF GRANT OF TIME-BASED RESTRICTED STOCK UNITS

AWARD AGREEMENT

UNDER THE

ALVARIUM TIEDEMANN HOLDINGS, INC. 2022 STOCK INCENTIVE PLAN

1. Award of Restricted Stock Units. Effective as of the Grant Date set forth in the Notice, the Company has granted to the Participant the number of Restricted Stock Units set forth in the Notice (this “Award”), subject to the restrictions and on the terms and conditions set forth in the Notice, the Plan and this Agreement. Each Restricted Stock Unit represents the right to receive one Share at the times and subject to the conditions set forth herein.

2. Vesting of Restricted Stock Units.

(a) Subject to the continued service of the Participant with the Company through the relevant vesting date(s) or event(s), the Restricted Stock Units will become vested in such amounts and at such times as set forth in the Notice.

(b) Solely for purposes of this Agreement, service with the Company will be deemed to include service with an Affiliate of the Company (for only so long as such entity remains an Affiliate of the Company). For purposes of this Agreement, “Affiliate” means an entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

(c) Upon the cessation of the Participant’s service with the Company due to the Participant’s death or Disability, any Restricted Stock Units that are outstanding and unvested immediately prior to the Participant’s death or Disability will vest, provided that such vesting will be subject to the requirement that, within forty-five (45) days following the Participant’s cessation of service, the Participant (or the Participant’s personal representative, estate, and/or beneficiaries, if applicable) has executed a general release of claims against the Company and its affiliates in a form prescribed by the Company and such release has become irrevocable. If the release requirements described in this Section 2(c) have not been timely satisfied, then any Restricted Stock Units that would otherwise vest under this Section 2(c), and any Shares that would have been issued in respect thereof, will be forfeited and the Participant will have no further rights hereunder.

(d) Unless otherwise provided in the Participant’s employment agreement or in the discretion of the Committee, upon the cessation of the Participant’s service with the Company for any other reason, any then unvested portion of the Restricted Stock Units will be forfeited automatically.

3. Settlement of Restricted Stock Units.

(a) One Share will be delivered with respect to each vested Restricted Stock Unit within sixty (60) days following the applicable vesting date or event, subject to the requirements of the Plan and this Agreement.

(b) The Restricted Stock Units constitute an unfunded and unsecured obligation of the Company. The Participant shall not have any rights of a stockholder of the Company with respect to the Shares underlying the Restricted Stock Units unless and until the Restricted Stock Units become vested and are settled by the issuance of Shares.

(c) Notwithstanding the foregoing, to the extent provided in Prop. Treas. Reg. § 1.409A-1(b)(4)(ii) or any successor provision, the Company may delay settlement of Restricted Stock Units if it reasonably determines that such settlement would violate federal securities laws or any other Applicable Law.

4. Non-Transferability of Restricted Stock Units. The Restricted Stock Units are subject to restrictions on transfer as set forth in Section 13 of the Plan.

5. Section 409A. The grant of Restricted Stock Units is intended to be exempt from Section 409A of the Code and should be interpreted accordingly. Nonetheless, the Company does not guarantee the tax treatment of the Restricted Stock Units.

6. No Continuation of Service. Neither the Plan nor this Agreement will confer upon the Participant any right to continue in the employment or service of the Company or any of its Affiliates, or limit in any respect the right of the Company or its Affiliates to discharge the Participant at any time with or without Cause.

7. The Plan. The Participant has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the Restricted Stock Units subject to the terms and provisions of the Plan. Pursuant to the Plan, the Committee is authorized to construe and interpret the Plan, and to prescribe rules and regulations not inconsistent with the Plan as it deems appropriate. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan, the Notice or this Agreement.

8. Clawback Provisions. In consideration for the grant of this Award, the Participant agrees to be subject to (i) any compensation, clawback, recoupment or similar policies of the Company or its Affiliates covering the Participant that may be in effect from time to time, whether adopted before or after the Grant Date, and (ii) to such other clawbacks as may be required by Applicable Law ((i) and (ii) together, the “Clawback Provisions”). The Participant understands that the Clawback Provisions are not limited in their application to the Award, or to equity or cash received in connection with the Award.

9. Other Company Policies. The Participant agrees, in consideration for the grant of this Award, to be subject to any policies of the Company and its Affiliates regarding securities trading and hedging or pledging of securities that may be in effect from time to time, or as may otherwise be required by Applicable Law.

10. Entire Agreement. The Notice and this Agreement, together with the Plan, represent the entire agreement between the parties with respect to the subject matter hereof and supersede any prior agreement, written or otherwise, relating to the subject matter hereof.

11. Acknowledgment of Non-Reliance. Except for those representations and warranties expressly set forth in this Agreement, the Participant hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties, or statements.

12. Amendment. This Agreement may only be amended by a writing signed by each of the parties hereto; provided that the Company may amend this Agreement without the Participant’s consent, if the amendment does not materially and adversely affect the Participant’s rights hereunder.

13. Choice of Law. This Agreement, the interpretation and enforcement thereof and all claims arising out of or relating to this Agreement or the transactions contemplated by this Agreement, whether sounding in tort, contract or otherwise, shall be governed solely and exclusively by, and construed in accordance with, the laws and judicial decisions of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws and judicial decisions of any jurisdiction other than the State of Delaware.

14. Forum Selection. All actions and proceedings arising out of or relating to this Agreement, or the transactions contemplated by this Agreement, shall be heard and determined solely and exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, exclusively in any state or federal court within the State of Delaware).

15. Waiver of Jury Trial. Each party hereby waives its right to a jury trial of any and all claims or cause of actions based upon or arising out of this Agreement or the transactions contemplated by this Agreement. Each party hereby acknowledges and agrees that the waiver contained in this Section 15 is made knowingly and voluntarily.

16. Headings. The headings in this Agreement are for convenience only. They form no part of the Agreement and will not affect its interpretation.

17. Tax Withholding. The Participant acknowledges that the issuance of Shares hereunder will give rise to taxable income which may be subject to required withholding. In accordance with Section 15 of the Plan, the obligations of the Company hereunder are conditioned on the Participant timely paying, or otherwise making arrangements satisfactory to the Company regarding the timely satisfaction of, any such required withholding.

18. Electronic Delivery of Documents. The Participant authorizes the Company to deliver electronically any prospectuses or other documentation related to the Restricted Stock Units and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site or the website of a third-party administrator designated by the Company. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.

19. Further Assurances. The Participant agrees, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company to implement the provisions and purposes of this Agreement and the Plan.

3